August 24, 2022

PERSONAL AND CONFIDENTIAL

Doris Fritz-Bianchi

Dear Doris:
This letter (this “Agreement”) confirms the agreement between you and Skillz Inc. (the “Company”) regarding the end of your employment with the Company and the resolution of any disputes between us.

1.Transition and Separation. Your employment with the Company will end effective September 9, 2022 (the “Separation Date”). From the date of this Agreement through your Separation Date (the “Transition Period”), you will assist with mutually agreed messaging regarding your transition, assist with the transition of your duties, drive the retention of a third-party learning and development consultant to stand up a manager training program and transition your relationship with RSM to Jason Roswig, President and CFO. Further, during this Transition Period, you agree not to work for any other company, entity or person without the Company’s prior written consent. You agree that you will perform such duties and transition diligently and in good faith. Notwithstanding anything to the contrary in this provision, the Company may terminate your employment earlier for cause, which shall include obligations under the CIIAA (as defined below) or Company policies, in which case, that earlier date will become the “Separation Date” for purposes of this Agreement. Following the Separation Date, you agree that you will not represent to anyone that you are still an employee of the Company, and you will not say or do anything purporting to bind the Company or any of its affiliates, after the Separation Date.

2.Equity. You acknowledge and agree that Schedule A hereto sets forth restricted stock units ("RSUs") previously granted to you under the Skillz Inc. 2020 Omnibus Incentive Plan (the "Plan"), representing restricted shares of the Company’s Class A Common Stock and, with respect thereto, the number of RSUs vesting of the anticipated Separation Date. The RSUs and any shares acquired pursuant to the vesting of the RSUs will remain subject to the terms and conditions of the respective Restricted Stock Unit Award Agreement pertaining thereto and to the Plan (collectively, the “Equity Documents”), including the termination provisions set forth therein, except as noted on Schedule A. For the avoidance of doubt, should your employment early terminate by you voluntarily, as a result of your commencement of new employment, or by the Company for Cause, all vesting shall cease as of your actual Separation Date. Further, you acknowledge and agree that, other than the vested portion of any RSUs described in this paragraph, you do not have any right, title, claim or interest in or to any other Company securities, including, without limitation, any shares of the Company’s capital stock or any other options, restricted stock awards, restricted stock unit awards, other stock- or equity- related rights or other equity incentives or bonuses not expressly set forth in this Agreement, except to the extent you have purchased shares of the Company’s Class A Common Stock through a brokerage account unrelated to your employment with the Company or through the Employee Stock Purchase Plan.

3.First Signature Consideration; Waiver of Clawback. Subject to, and in consideration for, your timely execution of this Agreement (the “First Signature”), and provided you comply with all of the terms and conditions of this Agreement, the CIIAA and all applicable Company policies, the Company shall waive your obligation to repay the $400,000 signing bonus awarded to you pursuant to your offer letter, dated July 14, 2021 (“Waiver of Clawback”).

4.Reaffirmation Signature Consideration; Severance. Subject to, and in consideration for, your timely execution and non-revocation of the reaffirmation at the bottom of this Agreement (the “Reaffirmation Signature”), and provided you comply with all of the terms and conditions of this Agreement, the CIIAA and all applicable Company policies, (a) the Company shall pay you the lump sum of $157,500 (which is equal to six months of your base salary in effect as of the Separation Date), less all applicable withholdings and deductions ("Separation Pay"), which will be paid to you within 30 calendar days after the Reaffirmation Effective Date (as defined below) by direct deposit as currently used for payroll payments, and (b) pending your optional and timely election to enroll in the Company’s COBRA healthcare benefits, the Company will provide COBRA healthcare coverage for you and your spouse/dependents, from October 1, 2022 through June 30, 2023 or the date you become eligible for healthcare benefits through a new employer, whichever is earlier (collectively with the Separation Pay, the “Separation Benefits”).

5.No Other Monies Owed. You acknowledge and agree that as of the date you sign this Agreement under the First Signature and as of the date you reaffirm this Agreement under the Second Signature (each a “Signing Date”): (a) you have been paid all of your wages earned through each Signing Date, (b) you are not entitled to receive any further payments or benefits from the Company not identified above other than the benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and similar state law; (c) you have no unreimbursed business expenses; (d) you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company; and (e) any unvested equity awards granted to you by the Company will cease vesting on your Separation Date and will be forfeited in accordance with the terms of the Plan.

6.Your General Release. In consideration of the promises set forth in this Agreement, as of each Signing Date you waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its divisions, predecessors, successors, past, present or future subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship, through the applicable Signing Date, excluding benefits, rights and terms under this Agreement.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); WARN Act claims; claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act, Nevada Fair Employment Practices Act, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act or any other federal, state, or local law prohibiting discrimination, harassment or retaliation; and claims under the California Labor Code, the California Business and Professions Code, and all other federal, state and local laws, ordinances and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law.

You waive any right to bring a lawsuit against the Released Parties and any right to individual monetary recovery. However, nothing in this Agreement precludes you from filing a charge with, communicating with, or participating in any investigation or proceeding before any government agency or body and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement (a) is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program, or (b) waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment, when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the applicable state legislature.

This waiver and release covers only those claims that arose prior to the applicable Signing Date. The waiver and release does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

7.Waiver of Unknown Claims. You (a) understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released; (b) acknowledge that there is a risk that, after each Signing Date you may learn information that might have affected your decision to enter into this Agreement; (c) assume this risk and all other risks of any mistake in entering into this Agreement; (d) agree that this Agreement is fairly and knowingly made; and (e) expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

8.ADEA Waiver. You acknowledge that by signing the Reaffirmation Signature you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA

Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign the Reaffirmation Signature of this Agreement; (b) you have a right to and should consult with an attorney prior to executing this Agreement; (c) you have 21 calendar days within which to consider this Agreement for reaffirmation (although you may choose to reaffirm this Agreement earlier provided it is after the Separation Date); (d) you have 7 calendar days following the date of your Reaffirmation Signature to revoke your reaffirmation of this Agreement; and (e) the reaffirmation of this Agreement will not be effective until the eighth day after your Reaffirmation Signature, provided that you have not revoked it (the “Reaffirmation Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this paragraph for you to reaffirm this Agreement. You acknowledge that you will only be eligible for the Separation Benefits if you sign the Reaffirmation Signature and do not revoke it To revoke the reaffirmation of this Agreement, you must email to Human Resources a written notice of revocation at HR@skillz.com, prior to the end of the 7-day period. You acknowledge that your consent to this Agreement and the reaffirmation is knowing and voluntary. The severance offer will be automatically withdrawn if you do not sign the Reaffirmation Signature within the 21-day consideration period.

9.First Effective Date. You have until August 25, 2022 to consider this Agreement and sign the First Signature. This Agreement shall become effective on the date you and the Company both sign the First Signature. For the avoidance of doubt, you shall only be eligible for the Separation Benefits upon the Reaffirmation Effective Date, as set forth above.
10.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.

11.Continuing Obligations. At all times in the future, you will remain bound by your Confidential Information and Invention Assignment Agreement (your “CIIAA”), which is attached as Attachment A. The Company hereby acknowledges that any losses incurred as a result of your actions taken in good faith during your service as an officer of the Company are covered under the Company's director & officer insurance policy.

12. Return of Company Property. As of the First Signature date, you agree that you will return to the Company any and all Company property in your possession or control, including, without limitation, devices, equipment, documents (in paper and electronic form), and credit cards, and that you have returned and/or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment) on or before the Separation Date. On the Reaffirmation Signature date you agree and acknowledge that you have returned all such Company property. You further agree to sign the Termination Certification on your Separation Date, which is attached as Exhibit C to your CIIAA; provided, however, that nothing therein conflicts with any term of this Agreement.
13.Non-Disclosure. You agree that you will not disclose to others this Agreement or its terms, except that you may disclose such information to your spouse/partner, and to your attorney and/or accountant in order for such individuals to render services and/or advice to you, or if required by applicable law. You agree that a breach of this provision will be deemed a material breach of this Agreement and, in addition to all other available remedies, will entitle the Company to recover liquidated damages in the amount of $1,000.00 for each occurrence of a breach. You expressly agree that this provision is reasonable under the circumstances that exist at the time this Agreement is made.

14.Requests for References. All external requests for references should be sent to HR@skillz.com, and you understand that the Company will confirm only your job title and dates of employment. Any employee of the Company is free, but not obligated, to provide a job reference beyond titles and dates of employment.

15.Non-Disparagement. You agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees, partners or principals of the Company or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Released Parties. The Company agrees to instruct its current executive officers and Board of Directors during the term of their engagement with the Company not to disparage you (as that term is defined in this paragraph). You understand that the Company’s obligations under this paragraph only apply to its current executive officers and the members of its Board of Directors. You agree that a breach of this provision will be deemed a material breach of this Agreement and will entitle the Company to recover liquidated damages in the amount of $1,000.00 for each occurrence of a breach. You expressly agree that this provision is reasonable under the circumstances that exist at the time this Agreement is made. Nothing in this Agreement (including this paragraph) prohibits you from providing truthful information as required by law, including in a legal proceeding or a government investigation.

16.Cooperation. As a condition of the Company’s agreement to offer you the consideration set forth herein you agree to fully cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you may have knowledge as a result of your employment by the Company. Cooperation includes, for example, interviews, review of documents, attendance at meetings, trial or administrative proceedings, providing testimony, or providing documents to the Company. The Company will promptly reimburse you for any reasonable and necessary out of pocket costs incurred by you consistent with this paragraph.

17.Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement (including your reaffirmation of this Agreement, if applicable) shall be resolved by final, binding and confidential arbitration before a single arbitrator in Las Vegas, NV (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.

18.Entire Agreement. You agree that except for the CIIAA and the Equity Documents, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous negotiations, agreements, understandings, or representations between you and the Company, including but not limited to your offer letter from the Company. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

19.Governing Law. Except as to the Arbitration Agreement (paragraph 17 above), this Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada.

20.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

21.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

{Remainder of page left intentionally blank. Signature page follows}

To accept this Agreement, please sign and date this Agreement under the First Signature and return it to me no later than 12:00p.m. noon PT on August 25, 2022. To reaffirm the terms in this Agreement and to accept the reaffirmation terms as specified herein, please sign and date this Agreement after your Separation Date under the Reaffirmation Signature and return it to me no later than 5:00p.m. PT on September 13, 2022.

Sincerely, SKILLZ, INC.

                                /s/ Charlotte Edelman

Charlotte Edelman, General Counsel

First Signature:

My agreement with the terms and conditions of this Agreement is signified by my signature below. I acknowledge and agree that I am not eligible for the Separation Benefits until I reaffirm the terms of this Agreement after my Separation Date by signing the Reaffirmation Signature below by September 13, 2022. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

By:    /s/ Doris Fritz-Bianchi
Doris Fritz-Bianchi
Date:     8/24/22

Reaffirmation Signature (to be signed after the Separation Date, no later than September 13, 2022
By signing below, I reaffirm my agreement with the terms and conditions of this Agreement and acknowledge that I have read and understand this Agreement and that I sign this release of claims, including the ADEA waiver, voluntarily with full appreciation that in no time in the future may I pursue any of the rights I have waived in this Agreement.

By:
Doris Fritz-Bianchi
Date:

Schedule A: Equity
Attachment A: Confidential Information and Invention Assignment Agreement

SCHEDULE A EQUITY

GRANT NUMBER	TOTAL SUBJECT TO GRANT	VESTED RSUs on Separation Date	EQUITY PLAN
RSU2020 - 0696	287,769	40,406, after adjusting for the waiver of the 2/16/2023 cliff vest and providing pro-rated vesting during employment	2020 Omnibus Incentive Plan
RSU2020-0362	144,092	36,024	2020 Omnibus Incentive Plan

ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT